SECURITIES AND EXCHANGE COMMISSION


                         Washington, D.C. 20549




                               Form 8-K

                             CURRENT REPORT

    Pursuant to Section 13 to 15(d) of The Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported) July 19, 1994





                      PETROLEUM HELICOPTERS, INC.

       (Exact name of registrant as specified in its charter)


       Louisiana                       0-9827                72-0395707
(State or other jurisdiction   (Commission File Number)     (IRS Employer
    of incorporation)                                     Identification No.)





5728 Jefferson Highway,  P.O. Box 23502, New Orleans, Louisiana         70123
(Address of principal executive offices)                             (Zip Code)



Registrant's telephone number, including area code     (504) 733-6790

          Item 5. Other Events.


              On July 19, 1994, Petroleum Helicopters, Inc. issued the following press release:


          NEWS - For Immediate Release    FROM:  Petroleum Helicopters, Inc.

          NEW ORLEANS, July 19, 1994             5728 Jefferson Highway
                                                 P.O. Box 23502
                                                 New Orleans, LA  70183

                                                 Phone:  504/733-6790

          ______________________________________________________________


              Petroleum Helicopters, Inc (NASDAQ: PHEL/PHELK) announced today that it has entered into an agreement with American Eurocopter Corporation to acquire certain emergency medical service (EMS) contracts and related helicopters and other assets of Rocky Mountain Helicopters, Inc, a Utah based helicopter operator that has been in Chapter 11 bankruptcy proceedings since October 1993. American Eurocopter is one of the largest creditors of Rocky Mountain, and on July 18 filed a plan in the bankruptcy court providing for the sale of substantially all of the assets of Rocky Mountain. PHI's agreement is conditioned upon, among other things, bankruptcy court confirmation of the American Eurocopter plan.

              Rocky Mountain has not executed the Agreement and is not expected to do so until the American Eurocopter plan has been approved by the creditors of Rocky Mountain and by the bankruptcy court. Rocky Mountain also filed its own competing reorganization plan on July 18 and at this time is expected to oppose the American Eurocopter Plan.

              Pursuant to the Agreement, PHI would acquire up to 25 of Rocky Mountain's approximately 36 EMS contracts, the related helicopters and certain other assets that service these contracts. Management estimates that the EMS contracts would generate annual revenues to PHI of approximately $27 million. PHI would be required to reimburse a portion of the purchase price paid to Rocky Mountain by American Eurocopter from revenues received from the EMS contracts. PHI would also assume certain obligations under the EMS contracts and the helicopter leases and financing instruments.

              In addition to approval by the creditors and the bankruptcy court, the Agreement is also subject to other customary closing conditions, including certain governmental approvals.



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

                                      SIGNATURE


               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             PETROLEUM HELICOPTERS, INC.



          Date:  July 19, 1994               By:  /s/ John H. Untereker

                                                      John H. Untereker
                                                      Vice President and
                                                   Chief Financial Officer